Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Catamaran Corporation:

We consent to the incorporation by reference in this registration statement on Form S-3 of Catamaran Corporation (the “Company”) of our report dated March 3, 2014, except for Note 21, as to which the date is March 6, 2014, with respect to the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2013 which report appears in the Current Report on Form 8-K dated March 6, 2014 of the Company, and our report dated March 3, 2014 with respect to the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the Annual Report on Form 10-K of the Company, and to the reference to our firm under the heading “Experts” in the prospectus which forms a part of this registration statement.

Our report dated March 3, 2014, on the effectiveness of internal controls over financial reporting as of December 31, 2013, expresses our opinion that Catamaran Corporation did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: A material weakness related to the Company’s general information technology controls over access to applications and data, and the ability to place program changes into production for such applications, has been identified and included in management’s assessment.

Our report dated March 3, 2014 on the effectiveness of internal controls over financial reporting as of December 31, 2013, also contains an explanatory paragraph that states: The Company acquired Restat LLC (“Restat”) on October 1, 2013, and management excluded Restat from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013. Restat accounted for less than 6% of the Company’s total consolidated assets and less than 2% of the Company’s total consolidated revenues as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Restat.

/s/ KPMG LLP

Chicago, Illinois

March 6, 2014